                                                                    Exhibit 12.1



                          National Energy Group, Inc.
                  Computation of Historical Ratio of Earnings
                                to Fixed Charges
                       (in thousands, except for ratios)


                                                                       Year ended December 31,
                                                 -------------------------------------------------------------
Earnings                                           1994        1995         1996         1997           1998
                                                 --------    --------     --------     --------       --------
     Income (loss) before income taxes and
        extraordinary items                      $ (489)    $   206      $(40,061)     $ (41,624)    $ (164,514)
     Interest expense                               498         995         3,621         11,256         15,719
     Amortization of debt issuance cost              19          37           151            640            936
     Interest portion of rental expense              21          34            37             83            100
                                                 ------     -------      --------      ---------     ----------
         Earnings (loss)                         $   49     $ 1,272      $(36,252)     $ (29,645)    $ (147,759)
                                                 ======     =======      ========      =========     ==========
Fixed charges:
     Interest, including capitalized portion     $  498     $   995      $  3,621      $  13,801     $   19,090
     Amortization of debt issuance cost              19          37           151            640            936
     Interest portion of rental expense              21          34            37             83            100
                                                 ------     -------      --------      ---------     ----------
         Fixed charges                           $  538     $ 1,066      $  3,809      $  14,524     $   20,126
                                                 ======     =======      ========      =========     ==========

Ratio of earnings to fixed charges                    -         1.2X            -              -              -
                                                 ======     =======      ========      =========     ==========

Deficiency of earnings to fixed charges          $ (489)          -      $(40,061)     $ (44,169)    $ (167,885)
                                                 ======     =======      ========      =========     ==========